UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 2, 2013

Date of Report (Date of earliest event reported)

EP ENERGY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-183815	45-4871021
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1001 Louisiana Street

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 997-1200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Repricing Amendment to Senior Secured Term Loan Agreement

On April 22, 2013, EP Energy LLC (the “Registrant”) announced that it is seeking a repricing amendment of its existing senior secured term loan agreement to reduce the interest rate on its $750 million outstanding principal amount of existing Tranche B-1 Term Loans (such repriced loans referred to as the “Tranche B-3 Loans”), subject to market and other conditions.

On May 2, 2013, the Registrant entered into a repricing amendment to its existing senior secured term loan agreement for the Tranche B-3 Loans.  The amendment is expected to close and become effective as of May 24, 2013.  As a result of the repricing amendment, the LIBOR floor and the margin applicable to the Tranche B-3 Loans will be reduced to 0.75% and 2.75%, respectively, as of the effective date.  Following the closing of the amendment, the Tranche B-3 Loans will be prepayable at any time without premium or penalty, provided that there will be a 1.00% fee in connection with any repricing of the Tranche B-3 Loans that reduces the interest rate prior to the date that is 6 months after the closing of the amendment.  The closing and effectiveness of the repricing amendment are subject to customary closing conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EP ENERGY LLC

Date: May 3, 2013	By:	/s/ Dane E. Whitehead
Dane E. Whitehead
Executive Vice President and
Chief Financial Officer

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